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                                         FOR:     YALE INTERNATIONAL, INC.

                                CONTACT:          Donald C. Roof
                                                  Senior Vice President and
                                                  Chief Financial Officer
                                                  (704) 367-4220

FOR IMMEDIATE RELEASE


                  YALE BOARD REJECTS AMERICAN ENTERPRISES OFFER

CHARLOTTE, NC (August 1, 1996) -- Yale International, Inc. (Nasdaq: YALE) announced today that its Board of Directors has voted to reject the $16.50 per share unsolicited offer announced July 19, 1996 by American Enterprises, L.L.C. as inadequate and not in the best interests of the Company and its shareholders. Accordingly, the Board recommends that its shareholders reject the pending offer and not tender their shares to American Enterprises. The Board stated that they continue to be committed to the enhancement of shareholder value. In this regard, the Board has authorized management and the Company's financial advisors, Salomon Brothers, to explore all strategic alternatives and to report back to the Board at an early date.

Yale International, Inc. (formally Spreckels Industries, Inc.), manufactures and distributes a diversified line of material handling and industrial component products, including chain and wire rope hoists, actuators, scissor-lifts and rotating unions. Principal brand names are Yale, Duff- Norton, Coffing, Little Mule and American Lifts. The Company operates under the name Yale International, although its legal identity will remain Spreckels Industries, Inc. until shareholder approval is received at the next annual shareholders' meeting.

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                                                                    EXHIBIT 99.4